Comparison of change in value of $10,000 investment in Dreyfus Tax-Smart Growth Fund and the Standard & Poor's 500 Composite Stock Price Index

EXHIBIT A:


                           Dreyfus          Standard & Poor's 500
  PERIOD                  Tax-Smart          Composite Stock
                         Growth Fund           Price Index *

 9/30/98                   10,000                 10,000
 8/31/99                   12,526                 13,138
 8/31/00                   14,181                 15,281
 8/31/01                   11,757                 11,556









* Source: Lipper Inc.